Exhibit 99.1

COLONY NORTHSTAR ANNOUNCES FIRST QUARTER 2017 FINANCIAL RESULTS

Los Angeles, CA and New York, NY, May 9, 2017 - Colony NorthStar, Inc. (NYSE:CLNS) and subsidiaries (collectively, “Colony NorthStar” or the “Company”) today announced its financial results for the first quarter ended March 31, 2017 and declared a cash dividend of $0.27 per share of Class A and Class B common stock for the second quarter of 2017. Colony NorthStar was formed through a tri-party merger among Colony Capital, Inc. (“Colony”); NorthStar Asset Management Group Inc. (“NSAM”); and NorthStar Realty Finance Corp. (“NRF”), which closed on January 10, 2017. Except where stated, the financial information presented in this press release represents the pre-merger financial information of Colony, as the accounting acquirer, on a stand-alone basis prior to, and including, January 10, 2017 and following January 10, 2017, results of operations of Colony NorthStar.

First Quarter 2017 Highlights

•	Net loss attributable to common stockholders of $(5.2) million, or $(0.01) per basic share

•	Core FFO of $173.1 million, or $0.31 per basic share, and FFO of $91.1 million, or $0.17 per basic share

•
Merger integration substantially complete and greater than 90% of the originally identified $115 million of annualized synergies and greater than 80% of the estimated $80 million of annualized cash synergies achieved to date with the balance expected to be achieved by year end on a run rate basis

•	Declared and paid a prorated first quarter dividend of $0.24 per share of Class A and B common stock, based on an effective $0.27 per share full quarter dividend

◦	Subsequent to the first quarter 2017, declared second quarter dividend of $0.27 per share of Class A and B common stock

•	During the first quarter 2017, the Company raised approximately $980 million of third-party capital from institutional clients and retail investors

•
During the first quarter 2017, completed the following asset monetizations: sale of an 18.7% preferred joint venture interest in the Company’s healthcare portfolio; sale of the entire manufactured housing communities portfolio for $2.0 billion; and sale of 7.6 million shares, or 50% of the Company’s interest, in Colony Starwood Homes (NYSE:SFR)

•
2017 year-to-date, repurchased approximately $168 million of stock, or 12.9 million CLNS Class A common shares, of which 10.8 million shares were acquired through market purchases at an average price of $12.81 per share and 2.1 million shares were acquired in connection with the unwind of a legacy NSAM call spread option

•
Subsequent to the first quarter 2017, the Company executed commitment letters to refinance approximately $1.6 billion of consolidated debt in the Hospitality Real Estate segment, extending the fully extended maturity dates from 2019 to 2022 at a moderately reduced interest rate

First Quarter 2017 Financial Results
For the first quarter 2017, Colony NorthStar reported net loss attributable to common stockholders of $(5.2) million, or $(0.01) per basic share. Core FFO was $173.1 million, or $0.31 per basic share, and FFO was $91.1 million, or $0.17 per basic share.

For more information and a reconciliation of net income/(loss) to common stockholders to FFO, Core FFO, NOI and EBITDA, please refer to the non-GAAP financial measure definitions and tables at the end of this press release.

“We remain on track to achieve our 2017 full year goals for Core FFO including synergies, new investor client capital formation, and simplification; notwithstanding some seasonal and other timing related performance differences in the first quarter,” said Richard B. Saltzman, President and Chief Executive Officer. “Further, the environment and capital markets backdrop remain conducive to completing the priorities of strategic asset sales and repositioning certain of our businesses for much higher growth.”
First Quarter 2017 Operating Results and Investment Activity by Segment
Colony NorthStar holds investment interests in five reportable segments: Healthcare Real Estate; Industrial Real Estate; Hospitality Real Estate; Other Equity and Debt; and Investment Management.

Healthcare Real Estate
As of March 31, 2017, the consolidated healthcare portfolio consisted of 425 properties: 113 medical office properties, 191 senior housing properties, 107 skilled nursing facilities and 14 hospitals. The Company’s equity interest in the consolidated Healthcare Real Estate segment was approximately 71.3% as of March 31, 2017. The healthcare portfolio earns rental and escalation income from leasing space to various healthcare tenants and operators. The leases are for fixed terms of varying length and generally provide for rent and expense reimbursements to be paid in monthly installments. The healthcare portfolio also generates operating income from healthcare properties operated through management agreements with independent third-party operators, predominantly through structures permitted by the REIT Investment Diversification and Empowerment Act of 2007, or RIDEA.

During the first quarter 2017, this segment’s net loss attributable to common stockholders was $(8.4) million and Core FFO was $21.4 million, which reflects 80-days of operations in the quarter because this was a legacy NRF business. Consolidated healthcare NOI was $79.4 million for the full 90-day period in the first quarter. In the first quarter 2017, healthcare same store portfolio experienced sequential quarter-over-quarter revenue growth of 1.4% and net operating income decline of (1.4)%. Over the same period last year, first quarter 2017 same store revenue growth was 1.6% and net operating income declined (2.6)%, of which (1.5)% was related to fluctuation in currency exchanges rates. Healthcare same store portfolio is defined as properties in operation throughout the full periods presented under the comparison and included 425 properties in the sequential quarter-over-quarter and year-over-year comparisons. The healthcare real estate portfolio was under NRF ownership in the prior comparative period.

The following table presents NOI and selected operating metrics by property types in the Company’s Healthcare Real Estate segment:

	Consolidated	CLNS OP	Same Store
	NOI(1)	Share NOI(1)	Consolidated NOI -		Occupancy %(2)		TTM Coverage(3)
($ In millions)	Q1 2017	Q1 2017	Q1 2017	Q4 2016	Q1 2017	Q4 2016	12/31/2016	9/30/2016
Medical Office Buildings	$13.7	$9.8	$13.6	$14.8	85.1%	85.8%	N/A	N/A
Senior Housing - Operating	18.3	13.0	18.3	18.3	86.8%	88.1%	N/A	N/A
Triple-Net Lease:
Senior Housing	13.5	9.6	13.5	14.0	85.7%	86.6%	1.5x	1.6x
Skilled Nursing Facilities	28.5	20.3	28.5	28.2	84.2%	84.2%	1.4x	1.4x
Hospitals	5.4	3.8	5.4	5.1	60.9%	62.8%	3.7x	3.3x
Healthcare Total/W.A.	$79.4	$56.6	$79.3	$80.4	83.6%	84.5%	1.7x	1.7x
___________________________________________________

(1)	Represents net operating income for the full 90 day first quarter of 2017. CLNS OP Share represents Consolidated NOI multiplied by the Company’s interest as of March 31, 2017.

(2)	Occupancy % for Senior Housing - Operating represents average during the presented quarter, MOB’s is as of last day in the quarter and for other types represents average during the prior quarter.

(3)	Represents the ratio of EBITDAR to cash rent on a trailing twelve month basis.

Asset Dispositions
During the first quarter 2017, the Company sold a medical office building for $15 million, at an approximate 5.6% cap rate, which resulted in net proceeds of approximately $3 million. This sale was part of the fourth quarter 2016 overall medical office building portfolio asset monetization.

During the first quarter 2017, the Company sold an 18.7% preferred joint venture interest in its healthcare real estate portfolio, which resulted in net proceeds of approximately $340 million, representing an implied 6.1% cap rate.

Industrial Real Estate
As of March 31, 2017, the consolidated industrial portfolio consisted of 353 primarily light industrial buildings totaling 39.0 million rentable square feet across 15 major U.S. markets and was 96% leased. The Company’s equity interest in the consolidated Industrial Real Estate segment was approximately 43.0% as of March 31, 2017, which decreased from the prior quarter due to increased third-party capital commitments during the first quarter of 2017. Total third-party capital commitments were in excess of $1 billion compared to cumulative balance sheet contributions of $684 million as of March 31, 2017. The Company continues to own a 100% interest in the related operating platform. The Industrial Real Estate segment is comprised of and primarily invests in light industrial properties in infill locations in major U.S. metropolitan markets targeting multi-tenant buildings of up to 500,000 square feet and single tenant buildings of up to 250,000 square feet with an office buildout of less than 20%.

During the full 90-day period in the first quarter 2017, this segment’s net loss attributable to common stockholders was $(0.1) million, Core FFO was $13.4 million and consolidated industrial NOI was $38.2 million. In the first quarter 2017, industrial same store portfolio experienced sequential quarter-over-quarter revenue growth of 3.5% and net operating income was unchanged in part due to higher property taxes. Over the same period last year, first quarter 2017 same store revenue growth was 4.9% and net operating income grew 5.3%. Industrial same store portfolio is defined as buildings in operation throughout the full periods presented under the comparison and included 334 and 316 buildings in the sequential quarter-over-quarter and year-over-year comparisons, respectively.

The following table presents NOI and selected operating metrics in the Company’s Industrial Real Estate segment:

	Consolidated	CLNS OP	Same Store
	NOI(1)	Share NOI 1)	Consolidated NOI -		Leased %(2)
($ In millions)	Q1 2017	Q1 2017	Q1 2017	Q1 2016	Q1 2017	Q1 2016
Industrial	$38.2	$16.4	$35.5	$35.4	95.8%	95.8%
___________________________________________________

(1)	Represents net operating income for the full 90 day first quarter of 2017. CLNS OP Share represents Consolidated NOI multiplied by the Company’s interest as of March 31, 2017.

(2)	Leased % represents average during the presented quarter.

Asset Acquisitions
During the first quarter 2017, the Company acquired seven industrial buildings totaling approximately 1.4 million square feet for approximately $118 million.

Subsequent to the first quarter 2017, the Company acquired three industrial buildings totaling approximately 0.2 million square feet for approximately $16 million.

Hospitality Real Estate
As of March 31, 2017, the consolidated hospitality portfolio consisted of 167 properties: 97 select service properties, 66 extended stay properties and 4 full service properties. The Company’s equity interest in the consolidated Hospitality Real Estate segment was approximately 94.3% as of March 31, 2017. The hospitality portfolio is geographically diverse, consisting primarily of extended stay hotels and premium branded select service hotels located mostly in major metropolitan markets, of which a majority are affiliated with top hotel brands.

During the first quarter 2017, this segment’s net loss attributable to common stockholders was $(3.0) million and Core FFO was $27.4 million, which reflects 80-days of operations in the quarter because this was a legacy NRF business. Consolidated hospitality EBITDA was $61.2 million for the full 90-day period in the first quarter. Over the same period last year, first quarter 2017 hospitality same store portfolio revenue declined (0.8)% and EBITDA declined (3.4)%, partially due to room displacement from renovations. The Company’s hotels typically experience seasonal variations in occupancy which may cause quarterly fluctuations in revenues and therefore sequential quarter-over-quarter revenue and EBITDA result comparisons are not meaningful. Hospitality same store portfolio is defined as hotels in operation throughout the full periods presented under the comparison and included 167 hotels in the year-over-year comparison. The hospitality real estate portfolio was under NRF ownership in the prior comparative period.

The following table presents EBITDA and selected operating metrics by brands in the Company’s Hospitality Real Estate segment:

			Same Store
	Consolidated	CLNS OP Share					Avg. Daily Rate		RevPAR
	EBITDA (1)(2)	EBITDA(1)	Consolidated EBITDA		Occupancy %(3)		(In dollars)(3)		(In dollars)(3)
($ In millions)	Q1 2017	Q1 2017	Q1 2017	Q1 2016	Q1 2017	Q1 2016	Q1 2017	Q1 2016	Q1 2017	Q1 2016
Marriott	$48.2	$45.5	$48.2	$50.6	68.8%	69.3%	$129	$128	$89	$89
Hilton	9.7	9.1	9.7	8.9	72.8%	70.9%	123	120	90	85
Other	3.3	3.1	3.3	3.8	72.5%	72.5%	129	131	93	95
Total/W.A.	$61.2	$57.7	$61.2	$63.3	69.7%	69.7%	$128	$127	$89	$89
___________________________________________________

(1)	Represents EBITDA for the full 90 day first quarter of 2017. CLNS OP Share represents Consolidated EBITDA multiplied by the Company’s interest as of March 31, 2017.

(2)	Q1 2017 Consolidated EBITDA excludes FF&E reserve amounts of $8.5 million.

(3)	For each metric, data represents average during the presented quarter.

Other Equity and Debt
In addition to the Company’s aforementioned real estate equity segments, the Company also holds investments in other real estate equity and debt. These other investments include direct interests and interests held through unconsolidated joint ventures in net lease real estate assets; other real estate equity & debt investments; limited partnership interests in third-party sponsored real estate private equity funds; multiple classes of commercial real estate (“CRE”) securities; and an interest in Colony Starwood Homes (NYSE: SFR). During the first quarter 2017, this segment’s aggregate net income attributable to common stockholders was $143.9 million and Core FFO was $135.6 million, which reflects 80-days of operations in the quarter for legacy NRF investments. The following table presents selected financial data by investment types in the Company’s Other Equity and Debt segment:

	CLNS OP Share
	March 31, 2017
	Undepreciated Carrying Value
($ In millions)	Assets	Equity
Net Lease Real Estate Equity	$972	$422
Other Real Estate Equity	980	587
Real Estate Debt	3,162	2,230
Real Estate Private Equity Funds and CRE Securities	531	531
Special Situations (SFR, CAF and Albertsons)	267	267
Other Equity and Debt Total	$5,912	$4,037

Other Equity and Debt Segment Asset Acquisitions and Dispositions
During the first quarter 2017, the Company invested and agreed to invest $560 million in three real estate debt investments, which represented co-investments alongside the Company’s closed-end credit funds and an investment we plan to syndicate to third-party investors.

During the first quarter 2017, the Company sold 7.6 million shares of SFR, or 50% of the Company’s interest in SFR, resulting in net proceeds of $239 million. As of March 31, 2017, the Company’s interest represented approximately 6.3% ownership based on the total common shares and OP units outstanding of SFR.

Investment Management
The Company’s Investment Management segment includes the business and operations of managing capital on behalf of third-party investors through closed and open-end funds, non-traded and traded real estate investment trusts and registered investment companies. As of March 31, 2017, the Company had approximately $41 billion of third-party AUM, which was unchanged from approximately $41 billion as of December 31, 2016. The increase in AUM from new capital raised in the first quarter was offset by sales of investments. During the first quarter 2017, this segment’s aggregate net income attributable to common stockholders was $18.3 million and Core FFO was $31.4 million, which reflects 80-days of operations in the quarter for legacy NRF and NSAM businesses.

Capital Raising and Investment Activity
During the first quarter 2017, the Company raised approximately $980 million of third-party capital, comprised of approximately $940 million from institutional clients and approximately $40 million from retail investors.

During the first quarter 2017, institutional funds and retail companies managed by the Company, excluding the industrial open-end fund, invested and agreed to invest approximately $363 million in real estate equity and debt investments across the U.S. and Europe.

Assets Under Management (“AUM”)
As of March 31, 2017, the Company had $56 billion of AUM:

($ In billions)	Amount	% of Grand Total

Balance Sheet (CLNS OP Share):
Healthcare	$4.1	7.4%
Industrial	1.0	1.8%
Hospitality	3.9	7.0%
Other Equity and Debt	5.9	10.6%
Balance Sheet Subtotal	14.9	26.8%

Investment Management:
Institutional Funds	10.2	18.3%
Retail Companies	7.0	12.6%
NorthStar Realty Europe (NYSE:NRE)	2.0	3.6%
Townsend	14.5	26.1%
Pro Rata Corporate Investments	7.0	12.6%
Investment Management Subtotal	40.7	73.2%

Grand Total	$55.6	100.0%

Liquidity and Financing
As of May 5, 2017, the Company had a total of approximately $272 million of unrestricted cash, net of minority interests, and $924 million of undrawn capacity under its $1.0 billion revolving credit facility.

In January 2017, the Company amended and restated its revolving credit facility increasing commitments from $850 million to $1.0 billion and renewed the initial term to four years with two 6-month extension options.

Common Stock and Operating Company Units
On February 23, 2017, the Company’s Board of Directors authorized the Company to purchase up to $300 million of its outstanding common stock through February 22, 2018. As of May 5, 2017, the Company had repurchased approximately $168 million of stock, or 12.9 million CLNS Class A common shares, of which 10.8 million shares were acquired through market purchases at an average price of $12.81 per share and 2.1 million shares were acquired in connection with the unwind of a legacy NSAM call spread option.

As of May 5, 2017, the Company had approximately 552.2 million Class A and B common stock and restricted stock units outstanding and the Company’s operating partnership had approximately 32.9 million operating company units outstanding held by members other than the Company or its subsidiaries.

Common and Preferred Dividends
On January 20, 2017, the Company paid (i) a cash dividend of $0.04444 per share of common stock to former Colony stockholders representing a pro rata dividend for the period from January 1, 2017 through January 10, 2017 of the quarterly dividend rate of $0.40 per Colony share and (ii) a cash dividend of $0.04444 per share of common stock to former NRF stockholders representing a pro rata dividend for the period from January 1, 2017 through January 10, 2017 of the quarterly dividend rate of $0.40 per NRF share.

On January 27, 2017, the Company paid a one-time special dividend of $1.16 per share of NSAM common stock to former NSAM stockholders.

On February 23, 2017, the Company’s Board of Directors declared a quarterly cash dividend of $0.27 per share of Class A and Class B common stock for the first quarter of 2017, which was prorated to $0.24 per share for the period from January 11, 2017 to March 31, 2017 and paid on April 17, 2017 to respective stockholders of record on March 31, 2017.

On May 4, 2017, the Company’s Board of Directors declared a quarterly cash dividend of $0.27 per share of Class A and Class B common stock for the second quarter of 2017, which will be paid on July 17, 2017 to respective stockholders of record on June 30,

2017. The Board of Directors also declared a cash dividend with respect to each series of the Company’s cumulative redeemable perpetual preferred stock each in accordance with terms of such series as follows: (i) with respect to each of the Series A, Series B, Series C, Series D and Series E stock, such dividend to be paid on August 15, 2017 to the respective stockholders of record on August 10, 2017 and (ii) with respect to each of the Series F, Series G and Series H stock, such dividend to be paid on July 17, 2017 to the respective stockholders of record on June 30, 2017.

Non-GAAP Financial Measures and Definitions

Assets Under Management (“AUM”)
Refers to assets which the Company and its affiliates provides investment management services, including assets for which the Company may or may not charge management fees and/or performance allocations. AUM is generally based on reported gross undepreciated carrying value of managed investments as reported by each underlying vehicle at March 31, 2017, while retail companies and NorthStar Realty Europe are presented as of May 5, 2017. AUM further includes a) uncalled capital commitments and b) for corporate investments in affiliates with asset and investment management functions, includes the Company’s pro-rata share assets of each affiliate as presented and calculated by the affiliate. Affiliates include RXR Realty LLC, SteelWave, LLC, American Healthcare Investors and Hamburg Trust. The Company's calculations of AUM may differ materially from the calculations of other asset managers, and as a result, this measure may not be comparable to similar measures presented by other asset managers.

Funds From Operations (“FFO”) and Core Funds From Operations (“Core FFO”)
The Company calculates funds from operations ("FFO") in accordance with standards established by the Board of Governors of the National Association of Real Estate Investment Trusts, which defines FFO as net income or loss calculated in accordance with GAAP, excluding extraordinary items, as defined by GAAP, gains and losses from sales of depreciable real estate and impairment write-downs associated with depreciable real estate, plus real estate-related depreciation and amortization, and after similar adjustments for unconsolidated partnerships and joint ventures. Included in FFO are gains and losses from sales of assets which are not depreciable real estate such as loans receivable, investments in unconsolidated joint ventures as well as investments in debt and other equity securities, as applicable.

The Company computes core funds from operations ("Core FFO") by adjusting FFO for the following items, including the Company’s share of these items recognized by its unconsolidated partnerships and joint ventures: (i) gains and losses from sales of depreciable real estate within the Other Equity and Debt segment, net of depreciation, amortization and impairment previously adjusted for FFO; (ii) equity-based compensation expense; (iii) effects of straight-line rent revenue and straight-line rent expense on ground leases; (iv) amortization of acquired above- and below-market lease values; (v) amortization of deferred financing costs and debt premiums and discounts; (vi) unrealized fair value gains or losses and foreign currency remeasurements; (vii) acquisition-related expenses, merger and integration costs; (viii) amortization and impairment of finite-lived intangibles related to investment management contracts and customer relationships; (ix) gain on remeasurement of consolidated investment entities and the effect of amortization thereof; (x) non-real estate depreciation and amortization; (xi) change in fair value of contingent consideration; and (xii) deferred tax effect on certain of the foregoing adjustments. Also, beginning with the first quarter of 2016, the Company’s share of Core FFO from its interest in Colony Starwood Homes (NYSE: SFR) represented its percentage interest multiplied by SFR's reported Core FFO, which may differ from the Company’s calculation of Core FFO. Refer to SFR's filings for its definition and calculation of Core FFO.

FFO and Core FFO should not be considered alternatives to GAAP net income as indications of operating performance, or to cash flows from operating activities as measures of liquidity, nor as indications of the availability of funds for our cash needs, including funds available to make distributions. FFO and Core FFO should not be used as supplements to or substitutes for cash flow from operating activities computed in accordance with GAAP. The Company’s calculations of FFO and Core FFO may differ from methodologies utilized by other REITs for similar performance measurements, and, accordingly, may not be comparable to those of other REITs.

The Company uses FFO and Core FFO as supplemental performance measures because, in excluding real estate depreciation and amortization and gains and losses from property dispositions, it provides a performance measure that captures trends in occupancy rates, rental rates, and operating costs. The Company also believes that, as widely recognized measures of the performance of REITs, FFO and Core FFO will be used by investors as a basis to compare its operating performance with that of other REITs. However, because FFO and Core FFO excludes depreciation and amortization and captures neither the changes in the value of the Company’s properties that resulted from use or market conditions nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of its properties, all of which have real economic effect and could materially impact the Company’s results from operations, the utility of FFO and Core FFO as measures of the Company’s performance is limited. FFO and Core FFO should be considered only as supplements to net income as a measure of the Company’s performance.

Net Operating Income (“NOI”) / Earnings Before Interest, Tax, Depreciation and Amortization (“EBITDA”)
NOI for healthcare and industrial segments represents total property and related income less property operating expenses, adjusted for the effects of (i) straight-line rental income adjustments; (ii) amortization of acquired above- and below-market lease adjustments to rental income; and (iii) other items such as adjustments for the Company’s share of NOI of unconsolidated ventures.

EBITDA for the hospitality segment represents net income from continuing operations of that segment excluding the impact of interest expense, income tax expense or benefit, and depreciation and amortization.

The Company believes that NOI and EBITDA are useful measures of operating performance of its respective real estate portfolios as they are more closely linked to the direct results of operations at the property level. NOI also reflects actual rents received during the period after adjusting for the effects of straight-line rents and amortization of above- and below- market leases; therefore, a comparison of NOI across periods better reflects the trend in occupancy rates and rental rates at the Company’s properties.

NOI and EBITDA exclude historical cost depreciation and amortization, which are based on different useful life estimates depending on the age of the properties, as well as adjust for the effects of real estate impairment and gains or losses on sales of depreciated properties, which eliminate differences arising from investment and disposition decisions. This allows for comparability of operating performance of the Company’s properties period over period and also against the results of other equity REITs in the same sectors. Additionally, by excluding corporate level expenses or benefits such as interest expense, any gain or loss on early extinguishment of debt and income taxes, which are incurred by the parent entity and are not directly linked to the operating performance of the Company’s properties, NOI and EBITDA provide a measure of operating performance independent of the Company’s capital structure and indebtedness.

However, the exclusion of these items as well as others, such as capital expenditures and leasing costs, which are necessary to maintain the operating performance of the Company’s properties, and transaction costs and administrative costs, may limit the usefulness of NOI and EBITDA. NOI may fail to capture significant trends in these components of U.S. GAAP net income (loss) which further limits its usefulness.

NOI should not be considered as an alternative to net income (loss), determined in accordance with U.S. GAAP, as an indicator of operating performance. In addition, the Company’s methodology for calculating NOI involved subjective judgment and discretion and may differ from the methodologies used by other comparable companies, including other REITs, when calculating the same or similar supplemental financial measures and may not be comparable with other companies.

First Quarter 2017 Conference Call
The Company will conduct a conference call to discuss the financial results on Wednesday, May 10, 2017 at 7:00 a.m. PT / 10:00 a.m. ET. To participate in the event by telephone, please dial (877) 407-4018 ten minutes prior to the start time (to allow time for registration). International callers should dial (201) 689-8471. The call will also be broadcast live over the Internet and can be accessed on the Public Shareholders section of the Company’s website at http://www.clns.com. A webcast of the call will be available for 90 days on the Company’s website.

For those unable to participate during the live call, a replay will be available starting May 10, 2017, at 10:00 a.m. PT / 1:00 p.m. ET, through May 17, 2017, at 8:59 p.m. PT / 11:59 p.m. ET. To access the replay, dial (844) 512-2921 (U.S.), and use passcode 13659872. International callers should dial (412) 317-6671 and enter the same conference ID number.

Supplemental Financial Report
A First Quarter 2017 Supplemental Financial Report is available on the Company’s website at www.clns.com. This information has also been furnished to the U.S. Securities and Exchange Commission in a Current Report on Form 8-K.

About Colony NorthStar, Inc.
Colony NorthStar, Inc. (NYSE:CLNS) is a leading global real estate and investment management firm. The Company resulted from the January 2017 merger between Colony Capital, Inc., NorthStar Asset Management Group Inc. and NorthStar Realty Finance Corp. The Company has significant property holdings in the healthcare, industrial and hospitality sectors, other equity and debt investments and an embedded institutional and retail investment management business. The Company currently has assets under management of $56 billion and manages capital on behalf of its stockholders, as well as institutional and retail investors in private funds, non-traded and traded real estate investment trusts and registered investment companies. In addition, the Company owns NorthStar Securities, LLC, a captive broker-dealer platform which raises capital in the retail market. The firm maintains principal offices in Los Angeles and New York, with more than 500 employees in offices located across 17 cities in ten countries. The Company will elect to be taxed as a REIT for U.S. federal income tax purposes. For additional information regarding the Company and its management and business, please refer to www.clns.com.

Cautionary Statement Regarding Forward-Looking Statements
This press release may contain forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. You can also identify forward-looking statements by discussions of strategy, plans or intentions.

Forward-looking statements involve known and unknown risks, uncertainties, assumptions and contingencies, many of which are beyond the Company’s control, and may cause the Company’s actual results to differ significantly from those expressed in any forward-looking statement. Factors that might cause such a difference include, without limitation, our failure to achieve anticipated synergies in and benefits of the completed merger among NorthStar Asset Management Group Inc., Colony Capital, Inc. and NorthStar Realty Finance Corp., Colony NorthStar’s liquidity, including its ability to complete identified monetization transactions and other potential sales of non-core investments, whether Colony NorthStar will be able to maintain its qualification as a real estate investment trust, or REIT, for U.S. federal income tax purposes, the timing of and ability to deploy available capital, the timing of and ability to complete repurchases of Colony NorthStar’s stock, Colony NorthStar’s ability maintain inclusion and relative performance on the RMZ, Colony NorthStar’s leverage, including the timing and amount of borrowings under its credit facility, increased interest rates and operating costs, adverse economic or real estate developments in Colony NorthStar’s markets, Colony NorthStar’s failure to successfully operate or lease acquired properties, decreased rental rates, increased vacancy rates or failure to renew or replace expiring leases, defaults on or non-renewal of leases by tenants, the impact of economic conditions on the borrowers of Colony NorthStar’s commercial real estate debt investments and the commercial mortgage loans underlying its commercial mortgage backed securities, adverse general and local economic conditions, an unfavorable capital market environment, decreased leasing activity or lease renewals, and other risks and uncertainties detailed in our filings with the U.S. Securities and Exchange Commission (“SEC”). All forward-looking statements reflect the Company’s good faith beliefs, assumptions and expectations, but they are not guarantees of future performance. Additional information about these and other factors can be found in Colony NorthStar’s reports filed from time to time with the SEC.

Colony NorthStar cautions investors not to unduly rely on any forward-looking statements. The forward-looking statements speak only as of the date of this press release. Colony NorthStar is under no duty to update any of these forward-looking statements after the date of this press release, nor to conform prior statements to actual results or revised expectations, and Colony NorthStar does not intend to do so.

Source: Colony NorthStar, Inc.

Investor Contacts:
Colony NorthStar, Inc.
Darren J. Tangen
Executive Vice President and Chief Financial Officer
310-552-7230
or
Addo Investor Relations
Lasse Glassen
(310) 829-5400

(FINANCIAL TABLES FOLLOW)

COLONY NORTHSTAR, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,
	2017	2016
Revenues
Property operating income	$426,854	$91,617
Interest income	115,544	89,361
Fee income	53,250	16,609
Other income	11,517	3,202
Total revenues	607,165	200,789
Expenses
Property operating expense	216,349	30,786
Interest expense	126,278	41,871
Investment, servicing and commission expense	11,807	6,931
Transaction costs	87,340	4,490
Depreciation and amortization	137,420	46,142
Provision for loan loss	6,724	4,630
Impairment loss	8,519	2,079
Compensation expense	91,818	26,867
Administrative expenses	25,914	12,771
Total expenses	712,169	176,567
Other income
Gain on sale of real estate assets	8,970	51,119
Other gain, net	25,381	14,045
Earnings from investments in unconsolidated ventures	113,992	2,429
Income before income taxes	43,339	91,815
Income tax expense	(3,709)	(784)
Net income from continuing operations	39,630	91,031
Income from discontinued operations	12,560	—
Net income	52,190	91,031
Net income (loss) attributable to noncontrolling interests:
Redeemable noncontrolling interests	617	—
Investment entities	27,059	57,595
Operating Company	(1,083)	3,421
Net income attributable to Colony NorthStar, Inc.	25,597	30,015
Preferred stock dividends	30,813	11,880
Net income (loss) attributable to common stockholders	$(5,216)	$18,135
Basic earnings per share (1)
Net income (loss) from continuing operations per basic common share	$(0.03)	$0.11
Net income (loss) per basic common share	$(0.01)	$0.11
Diluted earnings per share (1)
Net income (loss) from continuing operations per diluted common share	$(0.03)	$0.11
Net income (loss) per diluted common share	$(0.01)	$0.11
Weighted average number of shares (1)
Basic	506,405	163,727
Diluted	506,405	163,727
__________

(1)
As a result of the Merger, each outstanding share of common stock of Colony was exchanged for 1.4663 of newly issued common shares of Colony NorthStar. All historical share counts and per share amounts have been adjusted to reflect the exchange ratio.

COLONY NORTHSTAR, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands)

	March 31, 2017 (Unaudited)	December 31, 2016
Assets
Cash and cash equivalents	$633,210	$376,005
Restricted cash	316,288	111,959
Real estate assets, net	13,460,872	3,243,631
Loans receivable, net	4,039,995	3,430,608
Investments in unconsolidated ventures ($400,984 and $0 at fair value)	1,561,640	1,052,995
Securities, at fair value	413,570	23,446
Goodwill	1,717,365	680,127
Deferred leasing costs and intangible assets, net	1,019,204	278,741
Assets held for sale ($106,959 and $67,058 at fair value)	1,276,695	292,924
Other assets ($32,527 and $36,101 at fair value)	420,143	260,585
Due from affiliates	50,749	9,971
Total assets	$24,909,731	$9,760,992
Liabilities
Debt, net	$10,249,548	$3,715,618
Accrued and other liabilities ($133,034 and $5,448 at fair value)	964,027	286,952
Intangible liabilities, net	228,623	19,977
Liabilities related to assets held for sale	77,141	14,296
Due to affiliates	39,878	41,250
Dividends payable	175,498	65,972
Total liabilities	11,734,715	4,144,065
Commitments and contingencies
Redeemable noncontrolling interests	79,472	—
Equity
Stockholders’ equity:
Preferred stock, $0.01 par value per share; $1,612,400 and $625,750 liquidation preference; 250,000 and 50,000 shares authorized; 64,496 and 25,030 shares issued and outstanding	1,604,651	607,200
Common stock, $0.01 par value per share
Class A, 949,000 and 658,369 shares authorized; 557,404 and 166,440 shares issued and outstanding (1)	5,574	1,664
Class B, 1,000 shares authorized; 770 and 770 shares issued and outstanding (1)	8	8
Additional paid-in capital	7,994,460	2,443,100
Distributions in excess of earnings	(401,069)	(246,064)
Accumulated other comprehensive loss	(23,750)	(32,109)
Total stockholders’ equity	9,179,874	2,773,799
Noncontrolling interests in investment entities	3,450,385	2,453,938
Noncontrolling interests in Operating Company	465,285	389,190
Total equity	13,095,544	5,616,927
Total liabilities, redeemable noncontrolling interests and equity	$24,909,731	$9,760,992

__________

(1)
As a result of the Merger, each outstanding share of common stock of Colony was exchanged for 1.4663 of newly issued common shares of Colony NorthStar. All historical share counts have been adjusted to reflect the exchange ratio.

COLONY NORTHSTAR, INC.
FUNDS FROM OPERATIONS AND CORE FUNDS FROM OPERATIONS
(In thousands, except per share data)
(Unaudited)

Three Months Ended March 31, 2017
Net loss attributable to common stockholders	$(5,216)
Adjustments for FFO attributable to common interests in Operating Company:
Net loss attributable to noncontrolling common interests in Operating Company	(1,083)
Real estate depreciation and amortization	128,545
Impairment of real estate	8,513
Gain on sales of real estate	(6,993)
Less: Adjustments attributable to noncontrolling interests in investment entities	(32,695)
FFO attributable to common interests in Operating Company and common stockholders	91,071

Additional adjustments for Core FFO attributable to common interests in Operating Company and common stockholders:
Gain on sales of real estate, net of depreciation, amortization and impairment previously adjusted for FFO (1)	(51,692)
Noncash equity compensation expense (2)	32,184
Straight-line rent revenue	(7,957)
Gain on change in fair value of contingent consideration	(3,400)
Amortization of acquired above- and below-market lease intangibles, net	(757)
Amortization of deferred financing costs and debt premiums and discounts	19,928
Unrealized gain on derivatives	(23,333)
Acquisition and merger-related transaction costs	87,340
Merger integration costs (3)	19,455
Amortization and impairment of investment management intangibles	12,344
Non-real estate depreciation and amortization	1,842
Amortization of gain on remeasurement of consolidated investment entities, net	8,649
Deferred tax benefit, net (4)	(2,636)
Less: Adjustments attributable to noncontrolling interests in investment entities	(9,914)
Core FFO attributable to common interests in Operating Company and common stockholders	$173,124

FFO per common share / common OP unit (5)	$0.17
FFO per common share / common OP unit—diluted (5)	$0.17
Core FFO per common share / common OP unit (5)	$0.31
Core FFO per common share / common OP unit—diluted (5)	$0.31
Weighted average number of common OP units outstanding used for FFO and Core FFO per common share and OP unit (5)	550,106
Weighted average number of common OP units outstanding used for FFO per common share and OP unit—diluted (5)(6)	551,318
Weighted average number of common OP units outstanding used for Core FFO per common share and OP unit—diluted (5)(6)	588,299
__________

(1)
Includes $51.1 million of depreciation, amortization and impairment charges previously adjusted to calculate FFO and Core Earnings, a non-GAAP measure used by Colony prior to its internalization of the manager.

(2)	Includes $26.0 million of replacement award amortization.

(3)
Merger integration costs represent costs and charges incurred during the integration of Colony, NSAM and NRF. These integration costs are not reflective of the Company’s core operating performance and the Company does not expect to incur these costs subsequent to the completion of the merger integration. The majority of integration costs consist of severance, employee costs of those separated or scheduled for separation, system integration and lease terminations.

(4)	Adjustment represents the deferred tax effect of amortization and impairment of investment management intangibles assumed in business combinations.

(5)
Calculated based on weighted average shares outstanding including participating securities (unvested shares) and assuming the exchange of all common OP units outstanding for common shares. As a result of the Merger, each outstanding share of common stock of Colony was exchanged for 1.4663 of newly issued common shares of Colony NorthStar. All historical share counts and per share amounts have been adjusted to reflect the exchange ratio.

(6)
For the three months ended March 31, 2017, included in the calculation of diluted FFO and Core FFO per share is the effect of adding back $0.2 million and $7.0 million of interest expense, respectively, associated with convertible senior notes and 1.2 million and 38.2 million weighted average dilutive common share equivalents, respectively, for the assumed conversion of the convertible senior notes.

COLONY NORTHSTAR, INC.
RECONCILIATION OF NET INCOME (LOSS) TO NOI/EBITDA

The following tables present: (1) a reconciliation of property and other related revenues less property operating expenses for properties in our Healthcare, Industrial, and Hospitality segments to NOI or EBITDA and (2) a reconciliation of such segments net income (loss) for the three months ended March 31, 2017 to NOI or EBITDA:

NOI and EBITDA were determined as follows:

	Three Months Ended March 31, 2017
(In thousands)	Healthcare	Industrial	Hospitality
Total revenues	$138,813	$57,042	$175,713
Straight-line rent revenue and amortization of above- and below-market lease intangibles	(6,999)	(1,663)	(14)
Property operating expenses (1)	(60,686)	(16,497)	(118,491)
Transaction, investment and servicing costs	—	(101)	—
Compensation expense (1)	—	(583)	—
NOI or EBITDA	$71,128	$38,198	$57,208

NOI or EBITDA - January 1, 2017 to January 10, 2017	8,277	—	3,973
Full Q1 2017 NOI or EBITDA	$79,405	$38,198	$61,181
_________

(1)
For healthcare and hospitality, property operating expenses includes property management fees paid to third parties. For industrial, there are direct costs of managing the portfolio which are included in compensation expense.

The following table presents a reconciliation of net income (loss) from continuing operations of the healthcare, industrial and hospitality segments to NOI or EBITDA of the respective segments.

	Three Months Ended March 31, 2017
(In thousands)	Healthcare	Industrial	Hospitality
Net income (loss) from continuing operations	$(9,266)	$519	$(3,616)
Adjustments:
Straight-line rent revenue and amortization of above- and below-market lease intangibles	(6,999)	(1,663)	(14)
Interest expense	41,092	12,426	27,249
Transaction, investment and servicing costs	2,123	—	1,737
Depreciation and amortization	40,881	24,639	30,041
Compensation and administrative expense	2,519	2,875	1,697
Other (gain) loss, net	(1,464)	—	76
Income tax (benefit) expense	2,242	(598)	38
NOI or EBITDA	$71,128	$38,198	$57,208

NOI or EBITDA - January 1, 2017 to January 10, 2017	8,277	—	3,973
Full Q1 2017 NOI or EBITDA	$79,405	$38,198	$61,181

Q1 2017 Net Income (Loss) from Continuing Operations by Segments

(In thousands)	Net income (Loss) From Continuing Operations
Healthcare	$(9,266)
Industrial	519
Hospitality	(3,616)
Other Equity and Debt	179,908
Investment Management	19,989
Amounts Not Allocated to Segments	(147,904)
Total Consolidated	$39,630